Exhibit 99.1

For Immediate Release

PARLUX NEGOTIATING EXTENSION WITH REGIONS BANK

FORT LAUDERDALE, FLORIDA, October 28, 2009. Parlux Fragrances, Inc. (NASDAQ:PARL) announced today that it is currently in negotiations with Regions Bank regarding an extension of the forbearance period, which expires on October 28, 2009, under the previously announced Forbearance Agreement with Regions, effective as of August 31, 2009, with respect to certain obligations under the Loan and Security Agreement, dated as of July 22, 2008, as amended, with Regions Bank, as lender.

The Company anticipates making an announcement regarding this extension in the next few days.

About Parlux Fragrances, Inc.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton, Jessica Simpson, GUESS?, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye West, XOXO, Ocean Pacific (OP), Andy Roddick, babyGund, and Fred Hayman Beverly Hills designer fragrances, as well as Paris Hilton watches, cosmetics, sunglasses, handbags and other small leather accessories.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and net income, the Company's ability to maintain its current brands and licenses, the Company's ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions, Perfumania's ability to pay its balance due to the Company, continued compliance with the covenants in its credit facility, and the Company’s ability to amend or replace its existing credit facility to provide it with sufficient liquidity to fund its planned operations. Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:

Parlux Fragrances, Inc. (954) 316-9008

CONTACT:

Neil J. Katz, Ext. 8116 nkatz@parlux.com

Raymond J. Balsys, Ext. 8106 rbalsys@parlux.com

Web site:

http://www.parlux.com